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                                                                EXHIBIT 99.15(i)

                              GOLDMAN SACHS TRUST

              On behalf of each of its series that has designated
            a class of its shares as the "Class C Shares" thereof.

                    CLASS C AUTHORIZED DEALER SERVICE PLAN

                                August 15, 1997

          WHEREAS, Goldman Sachs Trust (the "Trust") engages in business as an open-end management company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

          WHEREAS, the Trust's Board of Trustees has divided the Trust's shares into series and classes and may create additional series and classes from time to time;

          WHEREAS, the Trust has established a class of shares of beneficial interest designated as Class C Shares (the "Class C Shares") with respect to certain series of the Trust;

          WHEREAS, the Trust, on behalf of each series that is authorized to issue Class C Shares (a "Fund"), desires to adopt an Authorized Dealer Service Plan (the "Plan"), and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Plan will benefit each Fund and its shareholders; and

          WHEREAS, the Trust, on behalf of each Fund, employs Goldman, Sachs & Co. (the "Distributor") as distributor of the Class C Shares pursuant to a Distribution Agreement dated April 30, 1997, as amended August 15, 1997.

          NOW, THEREFORE, the Trust, on behalf of each Fund, hereby adopts, and the Distributor hereby agrees to the terms of, this Plan on the following terms and conditions:

     1. (a) The Trust, on behalf of each Fund, is authorized to compensate the Distributor for personal and account maintenance services performed and expenses incurred by the Distributor in connection with each Fund's Class C Shares. The amount of such compensation paid during any one year shall not exceed .25% of the average daily net assets of a Fund attributable to such Class C Shares. Such compensation shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board of Trustees may determine.

          (b) Personal and account maintenance services include, but are not limited to, payments made to or on account of the Distributor, other brokers, dealers and financial service firms that have entered into agreements with the Distributor or their respective officers, sales representatives and employees who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Shares or their accounts or who provide similar services not otherwise provided by or on behalf of a Fund.

     2. This Plan shall not take effect until the Plan, together with any related agreement, has been approved by votes of a majority of both
          (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined by the
          Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Independent Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related Agreement.
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     3.   This Plan shall remain in effect until August 16, 1998 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.

     4. The Distributor shall provide to the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of personal and account maintenance services and expenses.

     5. This Plan may be terminated with respect to a Fund at any time by a vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class C Shares of such Fund.

     6. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     7. In the case of a Fund that offers more than one class of Shares, this Plan only relates to the Class C Shares of such Fund and the fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Fund attributable to Class C Shares. The obligations of the Trust and the Funds hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property allocable to Class C Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

     IN WITNESS WHEREOF, the Trust (on behalf of each Fund that has designated a class of its shares as the "Class C Shares" thereof) and the Distributor have executed this Authorized Dealer Service Plan as of the day and year first above written.

                         GOLDMAN SACHS TRUST


                         By:
                             --------------------------------
                              Douglas C. Grip
                              President of the Trust


                         GOLDMAN, SACHS & CO.


                         By:
                             --------------------------------
                              General Partner

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